Filed pursuant to Rule 433

Registration No. 333-135504

ERP OPERATING LIMITED PARTNERSHIP

$600,000,000 3.85% EXCHANGEABLE SENIOR NOTES

DUE AUGUST 15, 2026

FINAL PRICING TERMS — AUGUST 16, 2006

Issuer:	ERP Operating Limited Partnership

Issuer of Common Shares:	Equity Residential

Ticker/Exchange for Common Shares:	EQR/NYSE

Offering Size:	$600,000,000

Over-allotment Option:	$50,000,000

Principal Amount Per Note:	$1,000.00

Issue Price Per Note:	$987.50

Maturity:	August 15, 2026

Interest Rate:	3.85%

Last Sale (8/16/06):	$47.64

Exchange Premium:	28.04%

Exchange Price:	$61.00

Contingent Exchange Trigger:	130%

Exchange Rate:	16.3934

Exchange Rate Cap:	20.9907

Redemption:	August 18, 2011

Put Dates:	August 18, 2011, August 15, 2016, August 15, 2021

Make Whole Upon Certain Change in Control Transactions (Additional Change in Control Shares)

	Stock Price
Effective Date	$47.64	$60.00	$70.00	$80.00	$90.00	$100.00	$125.00	$150.00
8/23/06	4.5973	2.1819	1.2716	0.7948	0.5353	0.3858	0.2145	0.1438
8/15/07	4.5973	2.0534	1.1280	0.6666	0.4289	0.2998	0.1637	0.1096
8/15/08	4.5973	1.8779	0.9466	0.5144	0.3104	0.2089	0.1145	0.0767
8/15/09	4.5973	1.6313	0.7100	0.3347	0.1837	0.1212	0.0691	0.0463
8/15/10	4.5973	1.2502	0.3850	0.1335	0.0694	0.0507	0.0320	0.0211
8/15/11	4.5973	0.2733	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

(No additional change in control shares below $47.64 or equal to or above $150.00)

Trade Date:	8/16/2006
Settlement Date:	8/23/2006
CUSIP:	26884A AV 5
Sole-Bookrunner:	Merrill Lynch & Co.
Co-Managers:	Banc of America Securities LLC Citigroup Global Markets Inc. Morgan Stanley

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplements and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-500-5408.